Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Feb. 5, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Sells San Juan Gallup Holdings for $700 Million

Focuses Company on Permian and Williston Basins; Accelerates Deleveraging

TULSA, Okla. — WPX Energy (NYSE: WPX) has signed an agreement to sell its holdings in the San Juan Basin’s Gallup oil play for $700 million to an undisclosed third party. Closing is expected to occur in the first quarter.

The divestiture accelerates WPX’s stated deleveraging efforts, with a significant portion of the proceeds slated for debt reduction. WPX now believes it can reduce its net debt/EBITDAX to a target level of 1.5x during 2019.

The transaction completes WPX’s exit from the San Juan Basin, signaling the company’s confidence in its two remaining core positions in the Delaware (Permian) and Williston basins. Capital that was earmarked for the Gallup oil play this year will be reallocated to these operations.

In addition to the $700 million sale of its Gallup oil holdings, WPX previously divested its legacy natural gas assets in the San Juan Basin for $175 million (after closing adjustments) and a gathering system in the basin for $309 million in total consideration.

The purchaser of the Gallup assets also is assuming the associated transportation commitments. Upon closing, WPX will not have any future commercial obligations in the San Juan Basin.

“WPX is now completely focused on our outstanding assets in the top two oil-prone basins in North America— the Permian’s Delaware Basin and North Dakota’s Williston Basin,” said Rick Muncrief, WPX chairman and CEO.

“Our bias for action has completely reshaped our story and our outlook, evidenced by the positive trends in our financial results. WPX is opportunistic, disciplined and committed to a strong balance sheet, ample liquidity and ongoing value creation,” Muncrief added.

On a pro forma basis, WPX’s production is approximately 80 percent liquids (oil and NGL) and 20 percent natural gas. Five years ago, it was the opposite at 80 percent gas and 20 percent liquids. WPX has aggressively transformed its portfolio through nearly $8 billion of transactions.

Gallup production from last year will be reflected in continuing operations for fourth-quarter 2017 and full-year 2017 results. San Juan Basin volumes are expected to be reclassified as discontinued operations in 2018.

With the Gallup sale, WPX is revising its 2018 volume guidance. WPX is now forecasting 75-80 Mbbl/d of oil and 117-126 Mboe/d of production in 2018 following the Gallup sale. Further guidance can be found in a presentation at www.wpxenergy.com. WPX’s original 2018 capital budget of $1.1-$1.2 billion is unchanged.

Gallup oil production averaged 10.8 Mbbl/d in third-quarter 2017. Overall, the Gallup position represented less than 5 percent of WPX’s gross undeveloped locations.

CIBC Griffis & Small provided advisory services to WPX for the transaction. Holland & Hart LLP served as WPX’s external legal counsel.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an emerging infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.